UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017
MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

6410 West Howard Street, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Separation of Bradley E. Mautner
As previously announced, David J. Mansfield assumed the position of President and Chief Executive Officer of MFRI, Inc. (the "Company") effective November 8, 2016, with Bradley E. Mautner remaining a member of the Board of Directors (the "Board") and an employee of the Company as a Vice President.
Effective January 31, 2017, Mr. Mautner will cease to be a Vice President and employee of the Company, but will continue to serve as a non-employee member of the Board. Beginning February 1, 2017, Mr. Mautner will receive the standard compensation paid to non-employee directors of the Company, which currently consists of a $45,000 annual director retainer, reimbursement of expenses, an annual grant of $40,000 in deferred stock units, and certain additional potential fees as described in the Company’s proxy statement relating to its last annual meeting of stockholders.
Effective January 31, 2017, Mr. Mautner and the Company entered into a separation agreement (the "Separation Agreement") pursuant to which (i) Mr. Mautner will receive a gross amount of approximately $600,000 to be paid in monthly installments over a seventeen month period, (ii) Mr. Mautner’s unvested restricted shares and outstanding stock options will continue to vest until he ceases to serve as a director of the Company, and (iii) Mr. Mautner will receive certain additional benefits as set forth in the Separation Agreement. The Separation Agreement also provides that in consideration for Mr. Mautner’s agreement to remain a director of the Company following his separation as an employee, Mr. Mautner will receive as additional director compensation a grant of deferred stock units equal to the result of dividing $40,000 by the fair market value of the Company’s common stock on February 1, 2017, which units will vest on the earlier of June 1, 2017 or Mr. Mautner’s death, provided Mr. Mautner is a director on such date. No stock will be issued pursuant to this award until Mr. Mautner ceases to be a director. The Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of this agreement, which is incorporated herein by reference.
Appointment of David J. Mansfield to the Board
Effective January 30, 2017, the Board increased the size of the Board from five (5) to six (6) and appointed Mr. Mansfield to the Board. Mr. Mansfield has not been appointed to any committees at this time. As an employee director, Mr. Mansfield will receive no compensation for his service as a director of the Company. There is no arrangement or understanding between Mr. Mansfield and any other person pursuant to which Mr. Mansfield was selected as a director.
Retirement of Fati Elgendy
Fati Elgendy, Vice President of the Company and President of Perma-Pipe, Inc., a wholly owned subsidiary of the Company ("Perma-Pipe"), retired from the Company and Perma-Pipe effective January 31, 2017. Pursuant to a Consulting Agreement entered into between Mr. Elgendy and Perma-Pipe on February 1, 2017, Mr. Elgendy will provide certain consulting services to Perma-Pipe until January 31, 2018. Mr. Elgendy is expected to provide approximately 720 hours of consulting work and will receive monthly compensation of $10,000 per month during the term of the Consulting Agreement. The Consulting Agreement also (i) provides for the grant of a restricted stock unit award pursuant to the Company’s 2013 Omnibus Stock Incentive Plan which could result in the issuance of Company common stock ("Common Stock") to Mr. Elgendy, vesting on January 31, 2018 or an earlier change in control of the Company, based on the trading price of the Common Stock and subject to other terms and conditions set forth in the Consulting Agreement, and (ii) contains certain restrictive covenants. Mr. Elgendy was not entitled to receive any shares of Common Stock under the terms of the restricted stock unit award granted to Mr. Elgendy under Mr. Elgendy’s employment agreement which expired by its terms on January 31, 2017. The consulting agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and the foregoing description of this agreement is qualified in its entirety by reference to the full text of this agreement, which is incorporated herein by reference.

Mr. Mansfield has been appointed President of Perma-Pipe, Inc., effective February 1, 2017.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits. The following Exhibits are included with this Current Report on Form 8-K.

Exhibit Number	Description
10.1	Agreement dated as of January 31, 2017 by and between Bradley E. Mautner and MFRI, Inc.
10.2	Consulting Agreement dated as of February 1, 2017 by and between Fati Elgendy and Perma-Pipe, Inc.

* * * * * * * * * * * *
The statements and certain other information contained in this report, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believes," "plans," "likely," "anticipate," "position," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 3, 2017	MFRI, INC. (Registrant) By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement dated as of January 31, 2017 by and between Bradley E. Mautner and MFRI, Inc.
10.2	Consulting Agreement dated as of February 1, 2017 by and between Fati Elgendy and Perma-Pipe, Inc.